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                                                                     EXHIBIT 5.0



                                 July 20, 1999



Advanced Systems International, Inc.
25300 Telegraph Rd Ste 455
Southfield, MI 48034


         Re:     1997 Employee Stock Option Plan
                 1997 Director Stock Option Plan

Dear Sirs/Madames:

     We have acted as counsel to Advanced Systems International, Inc., a Nevada corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933 on the Form S-8 Registration Statement to which this opinion is an exhibit (the "Registration Statement") of 5,500,000 shares of the Company's Common Stock offered pursuant to the Advanced Systems International, Inc. 1997 Employee Stock Option Plan and the Advanced Systems International, Inc. 1997 Director Stock Option Plan (the "Plans") and such additional number of shares as may be offered pursuant to the antidilution provisions of the Plan (the "Common Stock").

     In rendering the opinion contained in this letter, we have assumed without investigation that the information supplied to us by the Company is accurate and complete. Based upon and subject to the foregoing, it is our opinion that, when the Common Stock is sold, issued and delivered in accordance with the terms and conditions of the Plan, it will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                        /s/ JAFFE, RAITT, HEUER & WEISS
                             Professional Corporation